Exhibit 99.1

Cognex Corporation Reports Third Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--November 1, 2011--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2011. Revenue, net income, and net income per share for the quarter and nine months ended October 2, 2011, are compared to the prior quarter and the third quarter and first nine months of 2010 in Table 1 below.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q3-11	$80,085,000	$18,037,000	$0.42
Prior year’s quarter: Q3-10	$74,993,000	$18,145,000	$0.45
Change from Q3-10 to Q3-11	7%	(1%)	(8%)
Prior quarter: Q2-11	$83,393,000	$19,097,000	$0.45
Change from Q2-11 to Q3-11	(4%)	(6%)	(6%)
Year to Date Comparisons
Nine months ended Oct. 2, 2011	$237,872,000	$50,770,000	$1.19
Nine months ended Oct. 3, 2010	$205,771,000	$41,617,000	$1.05
Change from first nine months of 2010 to first nine months of 2011	16%	22%	14%

“Our results for the third quarter of 2011 were very good,” said Dr. Robert J. Shillman, Chairman of Cognex. “Revenue increased significantly over an exceptionally strong quarter a year ago, despite recent slower order trends in the semiconductor and electronics industries. In addition we were highly profitable, delivering net income of 23% of revenue even though we made significant additional investments in new product development and expanded our sales team.”

“We are pleased with our performance during the quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “We continued to execute well on our strategic initiatives in the factory automation market. This resulted in substantial revenue growth, year-on-year, in the Americas and Europe, in particular from automotive and ID products customers, and in China overall. We also set a new record for quarterly bookings from the surface inspection market, exceeding the prior record set just last quarter.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2011

  Revenue for the third quarter of 2011 increased 7% from the third quarter of 2010, and decreased 4% from the prior quarter. The increase year-on-year is due to higher revenue from the factory automation market, which increased by 22%. The growth in factory automation was partially offset by lower revenue from the semiconductor and electronics market (SEMI). The decrease on a sequential basis is due to lower revenue from SEMI and from our factory automation customers in the electronics industry.
  Gross margin was 76% in the third quarter of 2011, 75% in the third quarter of 2010, and 77% in the prior quarter. Gross margin increased year-on-year due to improved surface inspection product margins. Gross margin decreased on a sequential basis due to a stronger mix of surface inspection vision systems, which have a lower product margin than our modular vision systems.
  Research, development and engineering (RD&E) spending in the third quarter of 2011 increased 33% from the third quarter of 2010, and 1% from the prior quarter. The increase year-on-year is due to investments in engineering headcount and in outside services to accelerate new product introductions, as well as the impact of foreign exchange rates on the company’s international operations.
  Selling, general and administrative (SG&A) spending in the third quarter of 2011 increased 9% from the third quarter of 2010, and decreased 5% from the prior quarter. The increase year-on-year is due to the expansion of our sales force, the impact of foreign exchange rates and higher spending on marketing programs. These increases were partially offset by lower commissions and professional fees. The decrease on a sequential basis is due to the timing of spending on marketing initiatives, higher employee vacation time and lower stock option expense. These savings were partially offset by the impact of foreign exchange rates.
  The tax rate was 21% in the third quarter of 2011, compared to 20% in the third quarter of 2010, and 23% in the prior quarter. Excluding various tax adjustments related to discrete events, the tax rate was 23% in all quarters presented. A reconciliation of the tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – October 2, 2011

  Cognex’s financial position as of October 2, 2011, was very strong, with no debt and $346,105,000 in cash and investments. In the third quarter of 2011, Cognex generated positive cash flow from operations of approximately $14,300,000. The company paid out $3,801,000 in dividends to shareholders, and spent $10,000,000 to repurchase 337,000 shares of its common stock on the open market.
  Inventories as of October 2, 2011, increased by 6% from the end of the prior quarter in preparation for expected surface inspection revenue in the fourth quarter of 2011 and planned new product introductions.

Financial Outlook

  In Q4-11, revenue is expected to be between $80 million and $83 million. This is a decrease of 2% to 6% as compared to revenue of $84.9 million in Q4-10 due to (1) service revenue of $6.5 million in Q4-10 from a single factory automation customer contract which had been deferred for several years until the contract was completed, and (2) an expected decline in revenue in Q4-11 from the semiconductor and electronics industries. However, excluding the $6.5 million service revenue in Q4-10, revenue is expected to increase between 2% and 6%. Operating expenses are expected to increase by up to 4% over Q3-11 due to savings from vacation time that is not expected to repeat and higher outside professional fees. The effective tax rate is expected to remain at 23%.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, RD&E and SG&A expenditures. Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance, and in connection with its budgeting process and the allocation of resources because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as revenue from certain customers and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

  Cognex estimates the tax effect of the items identified in the reconciliation by applying its effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call to discuss its results for the third quarter of 2011, as well as its financial and business outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is (866) 814-1914 (or (703) 639-1358 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Friday, November 4, 2011. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States) and the access code is 1552854.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived replay of the call on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 700,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, market opportunities, and growth and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 2,	Jul. 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2011	2011	2010	2011	2010

Revenue	$80,085	$83,393	$74,993	$237,872	$205,771

Cost of revenue (1)	18,953	19,379	18,913	56,715	53,571

Gross margin	61,132	64,014	56,080	181,157	152,200
Percentage of revenue	76%	77%	75%	76%	74%

Research, development, and engineering expenses (1)	10,608	10,506	7,961	30,596	24,140
Percentage of revenue	13%	13%	11%	13%	12%

Selling, general, and administrative expenses (1)	28,135	29,466	25,857	86,762	75,217
Percentage of revenue	35%	35%	34%	36%	37%

Restructuring charges	-	-	(13)	-	75

Operating income	22,389	24,042	22,275	63,799	52,768
Percentage of revenue	28%	29%	30%	27%	26%

Foreign currency gain (loss)	(231)	210	102	(80)	(71)

Investment and other income	761	549	255	1,710	418

Income before income tax expense	22,919	24,801	22,632	65,429	53,115

Income tax expense	4,882	5,704	4,487	14,659	11,498

Net income	$18,037	$19,097	$18,145	$50,770	$41,617
Percentage of revenue	23%	23%	24%	21%	20%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.43	$0.46	$0.46	$1.22	$1.05
Diluted	$0.42	$0.45	$0.45	$1.19	$1.05

Weighted-average common and common-equivalent shares outstanding:
Basic	42,128	41,842	39,729	41,765	39,693
Diluted	42,976	42,810	39,917	42,682	39,792

Cash dividends per common share	$0.09	$0.09	$0.06	$0.26	$0.17

Cash and investments per common share	$8.23	$8.40	$6.00	$8.23	$6.00

Book value per common share	$12.87	$12.84	$10.88	$12.87	$10.88

(1) Amounts include stock option expense, as follows:
Cost of revenue	$107	$144	$95	$486	$179
Research, development, and engineering	394	529	346	1,732	680
Selling, general, and administrative	1,019	1,284	837	3,611	813
Total stock option expense	$1,520	$1,957	$1,278	$5,829	$1,672

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 2,	Jul. 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2011	2011	2010	2011	2010

Revenue (GAAP)	$80,085	$83,393	$74,993	$237,872	$205,771

Operating income (GAAP)	$22,389	$24,042	$22,275	$63,799	$52,768
Stock option expense	1,520	1,957	1,278	5,829	1,672

Operating income excluding stock option expense (Non-GAAP)	$23,909	$25,999	$23,553	$69,628	$54,440
Percentage of revenue (Non-GAAP)	30%	31%	31%	29%	26%

Income before income tax expense (GAAP)	$22,919	$24,801	$22,632	$65,429	$53,115

Income tax expense (GAAP)	$4,882	$5,704	$4,487	$14,659	$11,498
Tax rate (GAAP)	21%	23%	20%	22%	22%

Tax adjustments:
Discrete tax events	(389)	-	(718)	(389)	(718)

Income tax expense excluding tax adjustments (Non-GAAP)	$5,271	$5,704	$5,205	$15,048	$12,216
Effective tax rate (Non-GAAP)	23%	23%	23%	23%	23%

Net income excluding tax adjustments (Non-GAAP)	$17,648	$19,097	$17,427	$50,381	$40,899
Percentage of revenue (Non-GAAP)	22%	23%	23%	21%	20%

Net Income (GAAP)	$18,037	$19,097	$18,145	$50,770	$41,617
Stock option expense, net of tax	1,019	1,303	856	3,882	1,127
Net income excluding stock option expense (Non-GAAP)	$19,056	$20,400	$19,001	$54,652	$42,744
Percentage of revenue (Non-GAAP)	24%	24%	25%	23%	21%

Net income per diluted share (GAAP)	$0.42	$0.45	$0.45	$1.19	$1.05
Stock option expense per diluted share, net of tax	$0.02	$0.03	$0.03	$0.09	$0.02
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.44	$0.48	$0.48	$1.28	$1.07

Net income per diluted share (GAAP)	$0.42	$0.45	$0.45	$1.19	$1.05
Tax adjustments	$(0.01)	$-	$(0.02)	$(0.01)	$(0.02)
Net income per diluted share excluding tax adjustments (Non-GAAP)	$0.41	$0.45	$0.43	$1.18	$1.03

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	October 2,	December 31,
	2011	2010

Assets

Cash and investments	$346,105	$283,081

Accounts receivable	45,827	45,901

Inventories	28,595	22,717

Property, plant, and equipment	30,869	29,596

Goodwill and intangible assets	102,246	105,334

Other assets	44,865	46,475

Total assets	$598,507	$533,104

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$37,684	$36,499

Income taxes	6,297	13,132

Deferred revenue and customer deposits	13,165	10,162

Shareholders' equity	541,361	473,311

Total liabilities and shareholders' equity	$598,507	$533,104

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Oct. 2,	Jul. 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2011	2011	2010	2011	2010

Revenue	$80,085	$83,393	$74,993	$237,872	$205,771

Revenue by division:
Modular Vision Systems Division	85%	87%	84%	87%	85%
Surface Inspection Systems Division	15%	13%	16%	13%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	33%	33%	32%	34%	33%
Europe	37%	33%	31%	34%	31%
Asia	15%	19%	16%	17%	15%
Japan	15%	15%	21%	15%	21%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	74%	74%	65%	73%	68%
Semiconductor and electronics capital equipment	11%	13%	19%	14%	17%
Web and surface inspection	15%	13%	16%	13%	15%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com